Exhibit 99.1

Bitcoin-Native, Institutional Digital Asset Management Platform Parataxis Holdings to Go Public via Combination with SilverBox Corp IV

•	Proposed Transaction to Create Proprietary Digital Asset Management Platform with Established Institutional Leadership Team Poised to Capitalize on Digital Asset Growth

•	Establishes Defensible, Scalable Strategy in Underserved, Highly Attractive South Korean Market with First Mover Advantage in Bitcoin Treasury Strategies

•	Positions Parataxis Holdings to Launch Yield-Enhanced Bitcoin Treasury Strategy in U.S. and South Korean Markets

•	Transaction Would Provide Access of Up to $640 Million of Gross Proceeds Available to Support Acceleration of Digital Asset Purchases and Support Long-Term Strategy

•	Implies Pro Forma Equity Value of Up to $800 Million at $10.00 Per Share, Assuming No Redemptions and Issuance of Shares Under ELOC in Full

•	Conference Call with Parataxis Holdings and SBXD Leadership and Associated Investor Presentation Is Accessible at www.sbcap.com/parataxis

AUSTIN & NEW YORK--(BUSINESS WIRE)-- Parataxis Holdings LLC (“Parataxis Holdings” or the “Company”), a preeminent, institutional digital asset management platform founded by principals of Parataxis Capital Management LLC (“PCM”), today announced it has entered into a definitive business combination agreement with SilverBox Corp IV (“SBXD”) (NYSE: SBXD), a publicly listed special purpose acquisition company sponsored by SilverBox Sponsor IV (the “Sponsor”), an affiliate of SilverBox Capital LLC (“SilverBox Capital”). Once the proposed transaction (the “Business Combination”) is closed, the combined company will be named Parataxis Holdings Inc. (“Parataxis HoldCo” or “Pubco”) and seek to trade on the New York Stock Exchange (“NYSE”) under the symbol “PRTX.”

Parataxis Holdings is a differentiated platform that combines Bitcoin (“BTC”) exposure, proprietary growth opportunities, and accretive yield generation, delivered through the institutional-grade management and execution of a digital asset native investment manager. The Company is focused on deploying domestic and international digital asset treasury strategies and has already established an early mover advantage in a highly attractive market with the creation of Parataxis Korea.

Parataxis Korea is the intended new corporate name of Bridge Biotherapeutics, Inc. (“Bridge Biotherapeutics”) (288330.KQ), and the Company believes that the approximately 4.5x increase in Bridge Biotherapeutic’s share price since June 20, 2025, when the Company announced its transaction with Bridge Biotherapeutics, reflects the team’s ability to execute in South Korea and the receptivity the market has to the firm’s strategy.

Edward Chin, Founder and CEO of Parataxis Holdings, commented, “Today’s announcement brings us closer to realizing our vision of creating a publicly listed entity that delivers differentiated exposure to Bitcoin via a disciplined, institutional platform investing across underserved growth markets. Following the Closing of the Business Combination with SBXD, we will be well-capitalized to execute a BTC treasury strategy in the U.S., enhanced by the yield generation capabilities of an institutional asset manager. We will also be ideally positioned to further establish and grow our successful foothold in South Korea with Parataxis Korea. We are proud to have the support of SilverBox Capital, who have been excellent partners throughout this process, and we look forward to continuing to work alongside them.”

Joe Reece, Founding Partner of SBXD and Co-Managing Partner of SilverBox Capital, added, “Ed and the team at Parataxis Holdings have built a unique and highly scalable digital asset management platform that offers exposure to a cutting-edge strategy at an institutional-grade level. We are proud to have been the partner of choice for Parataxis Holdings and we look forward to bringing this differentiated platform to the public market.”

The Business Combination will deliver up to approximately $240 million to Parataxis Holdings, subject to SBXD shareholder redemptions. This includes $31 million of equity that will be funded immediately to purchase BTC. In addition, Parataxis Holdings has entered into a share purchase agreement (the “ELOC”), pursuant to which, following the closing of the Business Combination (the “Closing”), Parataxis HoldCo has the right to issue and sell up to $400 million of equity. The ELOC will give Parataxis HoldCo the flexibility to raise additional capital as needed to support the continued accumulation of BTC. Together, the Business Combination and related financing transactions could provide up to $640 million of gross proceeds to support the execution and acceleration of the BTC treasury strategy and prime the Company for further treasury platforms and special situations investments.

At the Closing, $10.00 per share price would imply a pro forma equity value of approximately $400 million, or $800 million assuming the full $400 million of equity available under the ELOC is funded at $10.00 per share, assuming no trust redemptions at or prior to the Closing and no additional financing transaction is completed prior to the Closing.

Additional Highlights:

Proven leadership team with deep domain expertise substantiated by institutional support. The Company’s leadership founded PCM, a New York-based digital asset investment manager focused on actively managed investment strategies on behalf of a global base of institutional limited partners. The team has a track record of capitalizing on special situation opportunities in the digital asset space. The combination of traditional asset management rigor applied to the digital space is a key differentiator of the Parataxis Holdings platform.

Proprietary platform provides sophisticated management of BTC exposure with an enhanced yield strategy. The platform’s strategy is designed to generate superior total returns as opposed to passive BTC ownership and aims to deliver market leading BTC yield metrics. Management will strike a balance between generating organic, risk-adjusted yield on BTC holdings through low-volatility trading activities leveraging management’s long track record of managing assets for institutions, pensions and high net worth individuals, while focusing on capital preservation. Additionally, the investment team has a strong governance backbone and operational risk management framework that has been underwritten by global institutional allocators.

South Korea represents an attractive, underserved market for BTC treasury strategies where Parataxis Holdings has a significant advantage from established relationships. Digital asset investing is both culturally and politically mainstream in South Korea, with a large domestic user base and growing regulatory support. South Korea is one of the largest markets for digital asset trading volume without a BTC ETF, presenting a significant value creation opportunity for Parataxis Korea. Given the success of BTC treasury strategies in other major Asian markets, the Company is confident in the potential of its BTC treasury strategy in South Korea.

On June 20, 2025, Parataxis Holdings announced a definitive agreement among Parataxis Holdings, Parataxis Korea Fund I LLC and Bridge Biotherapeutics to launch its Korean Bitcoin treasury strategy. The investment in Bridge Biotherapeutics is a foundational acquisition that delivers Parataxis Holdings a first-mover advantage in the highly attractive Korean market.

Transaction Details

The Business Combination between Parataxis Holdings and SBXD will result in Parataxis HoldCo being a publicly listed company. In connection with the Business Combination, Parataxis Holdings sold $31 million of non-voting preferred units to investors in a private placement (the “Preferred Equity Raise”, together with the Business Combination and the Preferred Equity Raise, the “Transactions”). At the Closing, any funds remaining in the SBXD trust account will be delivered to Parataxis HoldCo.

The Preferred Equity Raise was funded contemporaneously with the execution of the definitive agreements. Parataxis HoldCo agreed to purchase Bitcoin (the “BTC Assets”) using the aggregate amount of funds raised in the Preferred Equity Raise within fifteen days of receipt of the proceeds from such Preferred Equity Rase. The BTC Assets will be held in a custodial account until the completion of the Business Combination, providing future shareholders of Parataxis HoldCo with immediate exposure to Bitcoin.

At the Closing, former security holders of SBXD and former unit holders of Parataxis Holdings (“Parataxis Holders”) will receive, as consideration in the Business Combination, newly-issued securities of Parataxis HoldCo.

The number of Parataxis HoldCo shares issuable to the Parataxis Holders at Closing will depend on the value of the BTC Assets measured as of a date shortly before the Closing, subject to a cap, and provided, also, that the Parataxis Holders that are investors in the Preferred Equity Raise (as defined herein) will, at a minimum, receive such number of Parataxis HoldCo shares as represents 1.30 times the number of preferred units delivered to such investors upon consummation of the Preferred Equity Raise, as further described in the definitive agreements for the Transactions (the “Transaction Agreements”).

Prior to entering into the definitive agreement, the proposed Business Combination has been approved by the board of directors of SBXD and by the board of managers of Parataxis Holdings. The terms of the Transaction Agreements, including covenants and conditions to Closing reasonably customary for similar transactions, including that the Transactions and their terms be approved by requisite SBXD shareholders and by the requisite members of Parataxis Holdings.

The parties expect to consummate the Transactions after the submission for review by the U.S. Securities & Exchange Commission (the “SEC”) of a registration statement on Form S-4 (as may be amended, the “Registration Statement”) to register applicable securities issuable in connection with the Transactions.

The terms of the Transactions described in this release, including any dollar-denominated figures or implied valuations, are based on information as of the date of the signing of the Transaction Agreements and assume no redemptions from the SBXD trust account. These terms are subject to change and there can be no assurance that the final terms at Closing will reflect the figures referenced herein.

Investor Call and Presentation

A webcast of a conference call with Parataxis Holdings and SBXD leadership, as well as an associated investor presentation, is accessible at www.sbcap.com/parataxis.

Advisors

Clear Street is advising SBXD as lead financial advisor and placement agent. Santander US Capital Markets LLC is acting as lead capital markets advisor to SBXD. Paul Hastings LLP is serving as legal counsel to SBXD. Ellenoff Grossman & Schole LLP is serving as legal counsel to Parataxis Holdings. Eversheds Sutherland and Snell & Wilmer are acting as specialist counsel to Parataxis Holdings.

About SilverBox Corp IV and SilverBox Capital

SilverBox Corp IV is a special purpose acquisition company (“SPAC”) sponsored by an affiliate of SilverBox Capital and formed as part of an institutional platform to sponsor a series of SPACs. SBXD completed its $200 million initial public offering in August 2024 and its stock currently trades on NYSE under the ticker “SBXD.” SilverBox Capital is a strategic investment and advisory firm that brings together capital, advice and operating expertise in a single, aligned platform. Learn more at www.sbcap.com.

About Parataxis Capital Management and Parataxis Holdings

PCM is a multi-strategy investment management firm focused on the digital asset sector. PCM was founded in 2019 and manages multiple comingled hedge fund vehicles and provides sub-advisory services for institutional allocators, family offices, fund-of-funds and high-net worth individuals. Parataxis Holdings is an affiliate of PCM and focused on BTC treasury and other digital asset investment opportunities. Both firms are headquartered in New York City.

Additional Information and Where to Find It

Pubco, Parataxis Holdings and SBXD intend to file with the SEC the Registration Statement, which will include a preliminary proxy statement of SBXD and a prospectus (the “Proxy Statement/Prospectus”) in connection with the Transactions. The definitive proxy statement and other relevant documents will be mailed to shareholders of SBXD as of a record date to be established for voting on the Transactions and other matters as described in the Proxy Statement/Prospectus. SBXD and/or Pubco will also file other documents regarding the Transactions with the SEC. This press release does not contain all of the information that should be considered concerning the Transactions and is not intended to form the basis of any investment decision or any other decision in respect of the Transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SHAREHOLDERS OF SBXD AND OTHER INTERESTED PARTIES ARE URGED TO READ, WHEN AVAILABLE, THE PRELIMINARY PROXY STATEMENT/PROSPECTUS, AND AMENDMENTS THERETO, AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH SBXD’S SOLICITATION OF PROXIES FOR THE EXTRAORDINARY GENERAL MEETING OF ITS SHAREHOLDERS TO BE HELD TO APPROVE THE TRANSACTIONS AND OTHER MATTERS AS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT SBXD, PUBCO, THE COMPANY AND THE TRANSACTIONS. Investors and security holders will also be able to obtain copies of the Registration Statement and the Proxy Statement/Prospectus and all other documents filed or that will be filed with the SEC by SBXD and Pubco, without charge, once available, on the SEC’s website at www.sec.gov.

NEITHER THE SEC NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR ANY RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PRESS RELEASE. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The securities to be issued by Parataxis Holdings and Pubco in the Transactions have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

Participants in the Solicitation

Parataxis Holdings, SBXD and Pubco and their respective directors, executive officers and other members of their management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of SBXD’s shareholders in connection with the Transactions. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of SBXD’s directors and officers in SBXD’s Annual Report on Form 10-K for the year ended December 31, 2024. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to SBXD’s shareholders in connection with the Transactions will be set forth in the Proxy Statement/Prospectus for the Transactions when available. Information concerning the interests of Parataxis Holdings’, SBXD’s and Pubco’s participants in the solicitation, which may, in some cases, be different than those of their respective equityholders generally, will be set forth in the Proxy Statement/Prospectus relating to the Transactions when it becomes available.

Forward-Looking Statements

This press release includes “forward-looking statements” with respect to SBXD and Parataxis Holdings within the meaning of the federal securities laws. The expectations, estimates, and projections of the businesses of Parataxis Holdings and SBXD may differ from their actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance and anticipated financial impacts of the Transactions and the satisfaction of the closing conditions to the Transactions, and the timing of the completion of the Transactions. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of Parataxis Holdings and SBXD and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the Transactions not being completed in a timely manner or at all, which may adversely affect the price of SBXD’s securities; (2) the Transactions not being completed by SBXD’s business combination deadline; (3) the failure by the parties to satisfy the conditions to the consummation of the Transactions, including the approval of SBXD’s shareholders; (4) failure to realize the anticipated benefits of the Transactions, which may be affected by, among other things, competition, the ability of Pubco to grow and manage growth profitably and retain its key employees, and the demand in South Korea for digital assets; (5) the level of redemptions of SBXD’s public shareholders which will reduce the amount of funds available for Pubco to execute on its business strategies and may make it difficult to obtain or maintain the listing or trading of shares of Pubco’s Class A common stock on a major securities exchange; (6) the failure of Pubco to obtain or maintain the listing of its securities on any securities exchange after closing of the Transactions; (7) costs related to the Transactions and as a result of becoming a public company that may be higher than currently anticipated; (8) changes in business, market, financial, political and regulatory conditions; (9) Pubco’s anticipated operations and business, including the highly volatile nature of the price of Bitcoin and the demand for digitals assets in Korea; (10) Pubco’s stock price will be highly correlated to the price of Bitcoin and the price of Bitcoin may decrease between the signing of the definitive documents for the Transactions and the closing of the Transactions or at any time after the closing of the Transactions; (11) increased competition in the industries in which Pubco will operate; (12) significant legal, commercial, regulatory and technical uncertainty regarding Bitcoin; (13) treatment of crypto assets for U.S. and foreign tax purposes; (14) after consummation of the Transactions, Pubco experiences difficulties managing its growth and expanding operations; (15) challenges in implementing Pubco’s business plan due to operational challenges, significant competition and regulation; (16) being considered to be a “shell company” by the securities exchange on which Pubco’s Class A common stock will be listed or by the SEC, which may impact the ability to list Pubco’s Class A common stock and restrict reliance on certain rules or forms in connection with the offering, sale or resale of securities; (17) the outcome of any potential legal proceedings that may be instituted against Pubco, Parataxis Holdings, SBXD or others following announcement of the Transactions; (18) trading price and volume of Pubco’s Class A common stock may be volatile following the Transactions and an active trading market may not develop; (19) Pubco stockholders may experience dilution in the future due to the exercise of a significant number of existing warrants and any future issuances of equity securities in Pubco; (20) investors may experience immediate and material dilution upon Closing as a result of the SBXD Class B ordinary shares held by the Sponsor, since the value of the SBXD Class B ordinary shares is likely to be substantially higher than the nominal price paid for them, even if the trading price of Pubco’s Class A common stock at such time is substantially less than the price per share paid by investors; (21) conflicts of interest that may arise from investment and transaction opportunities involving Pubco, Parataxis Holdings, its affiliates and other investors and clients; (22) legal, regulatory, political, currency, and economic risks specific to South Korea, including risks related to geopolitical tensions in the region; (23) risks related to, and potential loss of the entire investment in, Parataxis Holdings’ potential investment in a single KOSDAQ-listed company; (24) Bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes; (25) the custody of Pubco’s Bitcoin, including the loss or destruction of private keys required to access its Bitcoin and cyberattacks or other data loss relating to its Bitcoin, which could cause Pubco to lose some or all of its Bitcoin; (26) a security breach or cyber-attack and unauthorized parties obtain access to Pubco’s Bitcoin assets, Pubco may lose some or all of its Bitcoin temporarily or permanently and its financial condition and results of operations could be materially adversely affected; (27) the emergence or growth of other digital assets, including those with significant private or public sector backing, including by governments, consortiums or financial institutions, could have a negative impact on the price of Bitcoin and adversely affect Pubco’s business; (28) potential regulatory change reclassifying Bitcoin as a security could lead to the Pubco’s classification as an “investment company” under the Investment Company Act of 1940 and could adversely affect the market price of Bitcoin and the market price of Pubco listed securities; (29) it is not possible to predict the amount of Pubco Class A common stock sold under the ELOC or the gross proceeds resulting from such sales, that sales under the ELOC will cause dilution to existing Pubco stockholders, Pubco may spend any proceeds under the ELOC in ways that may not generate a significant return; and (30) other risks and uncertainties included in (x) the “Risk Factors” sections of the SBXD Annual Report and (y) other documents filed or to be filed with or furnished or to be furnished to the SEC by Pubco and SBXD . The foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. Parataxis Holdings, Pubco and SBXD do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. Past performance by Parataxis Holdings’, Pubco’s or SBXD’s management teams and their respective affiliates is not a guarantee of future performance. Therefore, you should not place undue reliance on the historical record of the performance of Parataxis Holdings’, Pubco’s or SBXD’s management teams or businesses associated with them as indicative of future performance of an investment or the returns that Parataxis Holdings, Pubco or SBXD will, or are likely to, generate going forward.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Contacts

For Media:

Longacre Square Partners

Amy Freedman / Ashley Areopagita

silverbox@longacresquare.com